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                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectuses and Statements of Additional Information constituting parts of this Post-Effective Amendment No. 21 to the registration statement on Form N-1A (the
"Registration Statement") of our report dated February 26, 1999, relating to the financial statements and financial highlights appearing in the December 31, 1998 Annual Report to Shareholders of MainStay Institutional Funds, Inc., which are also incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading "Financial Highlights" in the Prospectuses and under the heading "Other Information-Independent Accountants" in the Statements of Additional Information.


/s/ PRICEWATERHOUSECOOPERS LLP
PricewaterhouseCoopers LLP
1177 Avenue of the Americas
New York, New York
April 27, 1999